Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction
Mural Oncology, Inc. (d/b/a Mural Biopharmaceuticals in New York and Mural Biopharmaceuticals, Inc. in Michigan)	Delaware
Mural Oncology Securities Corporation	Massachusetts